UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/07/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 7, 2010, we entered into a controlled equity offering sales agreement (the "Sales Agreement") with Cantor Fitzgerald & Co. ("Cantor"), pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $25.0 million from time to time through Cantor acting as agent and/or principal. The sales, if any, of shares made under the Sales Agreement will be made on the New York Stock Exchange by means of ordinary brokers' transactions at market prices, in block transactions or as otherwise agreed by Cantor and us. Cantor will use commercially reasonable efforts to sell our common stock from time to time, based upon our instructions (including any price, time or size limits or other customary parameters or conditions we may impose). We will pay Cantor commissions at a fixed commission rate ranging between 3.0% and 4.5% of the gross sales price per share for any shares sold under the Sales Agreement. We have also agreed to reimburse Cantor for certain specified expenses and have provided Cantor with customary indemnification rights.

Under the terms of the Sales Agreement, we may also sell shares of our common stock to Cantor, as principal for its own account, at a price negotiated at the time of sale. If we sell shares to Cantor in this manner, we will enter into a separate agreement setting forth the terms of any such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description
1.1        Controlled Equity Offeringsm Sales Agreement, dated April 7, 2010, between Raser Technologies, Inc. and Cantor Fitzgerald & Co.
5.1        Opinion of Stoel Rives LLP
23.1        Consent of Stoel Rives LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: April 07, 2010	By:	/s/ John T. Perrry
John T. Perrry
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-1.1	Controlled Equity Offeringsm Sales Agreement, dated April 7, 2010, between Raser Technologies, Inc. and Cantor Fitzgerald & Co.
EX-5.1	Opinion of Stoel Rives LLP